Exhibit 10.35

MGM GROWTH PROPERTIES LLC
FORM OF PERFORMANCE SHARE UNITS AGREEMENT

Target No. of Performance Share Units: [●]
This Agreement (including its Exhibits, the “Agreement”) is made by and between MGM Growth Properties LLC, a Delaware limited liability company (the “Company”), and [●] (the “Participant”) with an effective date of [●] (the “Effective Date”).
RECITALS
A. The Board of Directors of the Company (the “Board”) has adopted the MGM Growth Properties LLC 2016 Omnibus Incentive Plan (the “Plan”), which provides for the granting of Performance Share Units (as that term is defined in Section 1 below) to selected service providers. Capitalized terms used and not defined in this Agreement shall have the same meanings as in the Plan.
B. The Board believes that the grant of Performance Share Units will stimulate the interest of selected employees in, and strengthen their desire to remain with, the Company or any of its Affiliates (as hereinafter defined).
C. In consideration of the Participant’s services to the Operating Partnership, the Board has authorized the grant of Performance Share Units to the Participant pursuant to the terms of the Plan and this Agreement.
D. The Board and the Participant intend that the Plan and this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its Affiliates whether previously entered into, currently effective or entered into in the future) which relate to the subject matter hereof.
Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:
1. Definitions.
1.1 “Beginning Average Share Price” means the average closing price of either (a) the Shares or (b) the stock of a member of the Comparison Group, as applicable, in any such case over the 60 calendar day period ending on the Effective Date; provided, however, that in the case of an Award made in connection with the IPO, (i) the Beginning Average Share Price for purposes of the Shares shall be the public offering price per Share set forth on the cover page of the final prospectus, dated [●], filed with the Securities and Exchange Commission under Rule

Exhibit 10.35

424(b) of the Securities Act of 1933, as amended, in connection with the IPO, and (ii) the Beginning Average Share Price for purposes of the stock of a member of the Comparison Group shall be the closing price of such stock on [●].
1.2 “Bankrupt Comparator Entity” means a company that is a member of the Comparison Group as of the Effective Date and that becomes subject to any of the following conditions during the Performance Period: (a) bankruptcy, (b) liquidation, (c) dissolution or (d) other than as part of a merger, acquisition or similar corporate transaction, cessation of business operations. Determinations with respect to a Bankrupt Comparator Entity shall be made by the Board in its sole discretion.
1.3 “Change of Control” means, with respect to (x) the Company or (y) provided that it is an Affiliate of the Company at the relevant time, MGM (each of (x) and (y), a “Referenced Entity”), the first to occur of:
(A) the date that a reorganization, merger, consolidation, recapitalization, or similar transaction (other than a spinoff, exchange offer or similar transaction to or with the applicable Referenced Entity’s public shareholders) is consummated, unless: (i) at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns the Company either directly or through one or more subsidiaries) (“Resulting Entity”) are beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the outstanding voting securities of the Corporation immediately prior to such transaction in substantially the same proportions as their beneficial ownership, immediately prior to such transaction, of the outstanding voting securities of the Corporation and (ii) immediately following such transaction no person or persons acting as a group beneficially owns capital stock of the Resulting Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Resulting Entity;
(B) the date that a majority of members of the Referenced Entity’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Referenced Entity’s Board before the date of the appointment or election; provided that no individual shall be considered to be so endorsed if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Referenced Entity’s Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(C) the date that any one person, or persons acting as a group, acquires (or has or have acquired as of the date of the most recent acquisition by such person or persons) beneficial ownership of stock of the Referenced Entity possessing thirty-five percent (35%) or more of the total voting power of the stock of the Referenced Entity; or
(D) the date that any one person acquires, or persons acting as a group acquire (or has or have acquired as of the date of the most recent acquisition by such person or persons), assets from the Referenced Entity that have a total gross fair market value equal to or more than

Exhibit 10.35

forty percent (40%) of the total gross fair market value of all of the assets of the Referenced Entity immediately before such acquisition or acquisitions.
1.4 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of the Plan and this Agreement, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
1.5 “Comparison Group” means the group of peer companies set forth on Exhibit A hereto; provided, that a company will be removed from the Comparison Group if it becomes a Merged Comparator Entity during the Performance Period. Determinations with respect to the Comparison Group shall be made by the Board in its sole discretion.
1.6 “Current Employment Agreement” means the Participant’s employment agreement with the Company or any of its Affiliates in effect as of the applicable date of determination.
1.7 “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer.
1.8 “Employer” means the Company and its Affiliates.
1.9 “Employer’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided, that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Employer’s Good Cause” means:
A. Participant’s failure to abide by the Employer’s policies and procedures, misconduct, insubordination, inattention to the Employer’s business, failure to perform the duties required of the Participant up to the standards established by the Employer’s senior management, or material breach of the Current Employment Agreement, which failure or breach is not cured by the Participant within ten (10) days after written notice thereof from the Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within ten (10) days;
B. Participant’s failure or inability to apply for and obtain any license, qualification, clearance or other similar approval which the Employer or any regulatory authority which has jurisdiction over the Employer requests or requires that the Participant obtain;

Exhibit 10.35

C. the Employer is directed by any governmental authority in Nevada, Michigan, Mississippi, Illinois, Macau S.A.R., or any other jurisdiction in which the Employer is engaged in a gaming business or where the Employer has applied to (or during the term of the Participant’s employment under the Current Employment Agreement, may apply to) engage in a gaming business to cease business with the Participant;
D. the Employer determines, in its reasonable judgment, that the Participant was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize the Employer’s business, reputation or licenses to engage in the gaming business; or
E. any of the Employer’s gaming business licenses are threatened to be, or are, denied, curtailed, suspended or revoked as a result of the Participant’s employment by the Employer or as a result of the Participant’s actions.
1.10 “Ending Average Share Value” means the sum of (a) the average closing price of either (i) the Shares or (ii) the stock of a member of the Comparison Group, as applicable, in any such case over the 60 calendar day period ending on the last day of the Performance Period plus (b) the sum of all dividends paid on (x) a Share or (y) a share of stock, as applicable, in any such case during the Performance Period (assuming such dividends are reinvested in Shares or stock, as applicable); provided, however, that in the event of a Change of Control prior to the third anniversary of the Effective Date, the “Ending Average Share Value” for purposes of the Company shall equal the sum of (I) the price per share of the Company’s Shares to be paid to the holders thereof in accordance with the definitive agreement governing the transaction constituting the Change of Control (or, in the absence of such agreement, the closing price per Share for the last trading day prior to the consummation of the Change of Control) and (II) the sum of all dividends paid on a Share during the Performance Period (assuming such dividends are reinvested in Shares).
1.11 “Fair Market Value” or “FMV” shall have the meaning set forth for such term in the Plan.
1.12 “IPO” means the initial public offering of Shares as contemplated pursuant to that certain Form S-11 filed on March 22, 2016.
1.13 “Merged Comparator Entity” means a company, other than a Bankrupt Comparator Entity, that is a member of the Comparison Group as of the Effective Date but that ceases to have a class of equity securities that is both registered under the Securities Exchange Act of 1934 and actively traded on a U.S. public securities market during the Performance Period. Determinations with respect to a Merged Comparator Entity shall be made by the Board in its sole discretion.
1.14 “Participant’s Good Cause” shall have the meaning given such term or a comparable term in the Current Employment Agreement; provided, that if there is no Current Employment Agreement or if such agreement does not include such term or a comparable term, “Participant’s Good Cause” means:

Exhibit 10.35

A. The failure of the Employer to pay the Participant any compensation when due; or
B. A material reduction in the scope of duties or responsibilities of the Participant or any reduction in the Participant’s salary.
Within ten (10) days following the first occurrence of a breach constituting Participant’s Good Cause, the Participant shall give the Employer thirty (30) days’ advance written notice specifying the facts and circumstances of the alleged breach. During such thirty (30) day period, the Employer may either cure the breach (in which case such notice will be considered withdrawn) or declare that the Employer disputes that Participant’s Good Cause exists, in which case Participant’s Good Cause shall not exist until the dispute is resolved in accordance with the methods for resolving disputes specified in Exhibit B hereto.
1.15 “Performance Period” means the period beginning on the Effective Date and ending on third anniversary thereof, if earlier the date of consummation of a Change of Control.
1.16 “Performance Share Units” means an award of Performance Share Units granted to a Participant pursuant to Article 9 of the Plan.
1.17 “Section 409A” means Code Section 409A, the regulations thereunder promulgated by the United States Department of Treasury and other guidance issued thereunder.
1.18 “Share” means a share of Class A common shares representing limited liability company interests of the Company.
1.19 “Total Shareholder Return” or “TSR” means, with respect to (a) the Company or (b) any member of the Comparison Group (but, for avoidance of doubt, excluding any Merged Comparator Entity), the quotient of the Ending Average Share Value over the Beginning Average Share Price for the applicable entity, expressed as a percentage return; provided, however, that TSR for a Bankrupt Comparator Entity will be negative one hundred percent (-100%). Determinations with respect to TSR shall be made by the Board in its sole discretion.
2. Grant to Participant. The Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, and contingent upon the closing of the IPO, a target award of [●] Performance Share Units (the “Target Award”). Except as otherwise set forth in the Plan or this Agreement, (i) the grant of Performance Share Units represents the right to receive a percentage of the Target Award upon vesting of such Performance Share Units, with each Performance Share Unit that vests representing the right to receive one (1) Share upon vesting thereof, (ii) unless and until the Performance Share Units have vested in accordance with the terms of this Agreement, the Participant shall not have any right to delivery of the Shares underlying such Performance Share Units or any other consideration in respect thereof, and (iii) the portion of the Target Award that vests hereunder shall be paid to the Participant as set forth in Section 3 hereof.
3. Terms and Conditions.

Exhibit 10.35

3.1 Vesting.
(i) Subject to Section 3.3 herein, a percentage of the Target Award shall vest as set forth in the table below based on the Company’s percentile rank of TSR against the Comparison Group over the Performance Period; provided, however, that, notwithstanding anything herein to the contrary, if the Company’s absolute TSR is negative during the Performance Period, the maximum portion of the Target Award that shall be eligible for vesting in accordance with the following table shall be 100%.

Performance Level	Relative TSR Percentile	Vested % of Target Award
Maximum	90th or greater	160%
	80th	145%
	70th	130%
	60th	115%
Target	50th	100%
	40th	75%
	30th	50%
Threshold	Below 30th	0%
(ii) In no event shall the Participant be awarded more than 160% of the Target Award.
(iii) If the Company’s percentile rank of TSR should fall between two of the percentiles set forth above, the percentage of the Target Award that shall vest shall be determined based on straight-line interpolation between the applicable figures.
(iv) Any Performance Share Units that are not vested as of the last day of the Performance Period shall immediately be forfeited and cancelled without consideration.
3.2 Payment. Any Performance Share Units which vest in accordance with Section 3.1 (following application of Section 3.3), and any Dividend Equivalent Rights which vest as set forth on Exhibit C hereto, shall be paid to the Participant in Shares, less applicable withholding taxes, within thirty (30) days following the last day of the Performance Period; provided, that any fractional Shares shall be paid in cash.
3.3 Termination of Service. Upon termination of employment (or other service) with the Employer for any reason on or prior to the last day of the Performance Period, the Performance Share Units shall be forfeited without any consideration; provided, however, that, (i) upon termination of employment by the Employer without Employer’s Good Cause or by the Participant with Participant’s Good Cause, a pro-rata portion of the Performance Share Units, if any, that would have become vested (but for such termination) under the schedule determined in Section 3.1 herein, shall vest, such proration determined based on the number of days Participant

Exhibit 10.35

was employed during the Performance Period plus an additional twelve (12) months (or, if shorter, through the end of the Performance Period), and, together with any Dividend Equivalent Rights which vest as set forth on Exhibit C hereto, shall be paid on the same schedule determined in Section 3.2 herein, and (ii) upon termination of employment due to the Participant’s death or Disability, the Performance Share Units, if any, that would have become vested under the schedule determined in Section 3.1 herein if the Performance Period ended on the date of termination (rather than the third anniversary of the Effective Date) shall vest, and, together with any Dividend Equivalent Rights which vest as set forth on Exhibit C hereto, shall be paid to the Participant within thirty (30) days following the date of termination. Any continued vesting provided for in the preceding sentence shall be forfeited in the event the Participant breaches any post-termination covenant with the Company or its Affiliates in any employment agreement or otherwise (after taking into account any applicable cure period).
3.4 Board Discretion. The Board, in its discretion, may accelerate the vesting of the Target Award up to the maximum amount described in Section 3.1 above, at any time, subject to the terms of the Plan and this Agreement and Section 409A. If so accelerated, the Performance Share Units will be considered as having vested as of the date specified by the Board or an applicable written agreement, but the Board will have no right to accelerate any payment under this Agreement if such acceleration would cause this Agreement to fail to comply with, or give rise to any tax, penalty or interest under, Section 409A.
3.5 No Rights as a Shareholder; Dividend Equivalent Rights.
A. Participant will have no rights as a shareholder with respect to any Shares subject to Performance Share Units until the Performance Share Units have vested and Shares relating thereto have been issued and recorded on the records of the Company or its transfer agent or registrars.
B. In accordance with Article 13 of the Plan, this Award is granted together with Dividend Equivalent Rights, which shall be subject to the same vesting, forfeiture, settlement and other terms and conditions as the underlying Performance Share Units with respect to which they were credited. Such Dividend Equivalent Rights shall entitle the Participant to payment of an additional number of Performance Share Units under Section 3.2 calculated as set forth on Exhibit C hereto.
3.6 Limits on Transferability. The Performance Share Units granted under this Agreement may be transferred solely to a trust in which the Participant or the Participant’s spouse control the management of the assets. With respect to Performance Share Units, if any, that have been transferred to a trust, references in this Agreement to vesting related to such Performance Share Units shall be deemed to include such trust. Any transfer of Performance Share Units shall be subject to the terms and conditions of the Plan and this Agreement and the transferee shall be subject to the same terms and conditions as if it were the Participant. No interest of the Participant under this Agreement shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

Exhibit 10.35

3.7 Adjustments. The Award shall be subject to adjustment by the Board in accordance with Section 4.4 of the Plan in the case of certain corporate reorganization events.
3.8 No Right to Continued Performance of Services. The grant of the Performance Share Units does not confer upon the Participant any right to continue to be employed by the Company or any of its Affiliates nor may it interfere in any way with the right of the Company or any of its Affiliates for which the Participant performs services to terminate the Participant’s employment at any time.

3.9 Compliance With Law and Regulations. The grant and vesting of Performance Share Units and the obligation of the Company to issue Shares under this Agreement are subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to the Participant and to approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to (A) the listing of such shares on any stock exchange on which the Shares may then be listed and (B) the completion of any registration or qualification of such shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.
3.10 Change of Control. Upon the occurrence of a Change of Control, the Board is authorized (but not obligated) to make adjustments in the terms and conditions of the Award, including without limitation the following (or any combination thereof): (a) continuation or assumption of the Award under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (b) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for the Award (with appropriate adjustments to the type of consideration payable upon settlement of the Award); (c) accelerated exercisability, vesting and/or payment under the Award immediately prior to or upon the occurrence of such event or upon a termination of employment or other service following such event; and (d) if all or substantially all of the Company’s outstanding Shares transferred in exchange for cash consideration in connection with such Change of Control, cancellation of all or any portion of the Award for fair value (in the form of cash, shares, other property or any combination thereof) as determined in the sole discretion of the Board.
4. Investment Representation. The Participant must, within five (5) days of demand by the Company furnish the Company an agreement satisfactory to the Company in which the Participant represents that the Shares acquired upon vesting are being acquired for investment. The Company will have the right, at its election, to place legends on the certificates representing the Shares so being issued with respect to limitations on transferability imposed by federal and/or state laws, and the Company will have the right to issue “stop transfer” instructions to its transfer agent.

Exhibit 10.35

5. Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof as amended from time to time.
6. Withholding. The Company or any Affiliate shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Performance Share Units awarded by this Agreement, their grant, vesting or otherwise, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, which may include, without limitation, reducing the number of shares otherwise distributable to the Participant by the number of Shares whose Fair Market Value is equal to the amount of tax required to be withheld by the Company or any of its Affiliates as a result of the vesting or settlement or otherwise of the Performance Share Units.

7. Notices. Any notice hereunder to the Company must be addressed to: MGM Growth Properties LLC, c/o MGM Resorts, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Designated legal counsel for purposes of administration of the MGM Growth Properties LLC 2016 Omnibus Incentive Plan, and any notice hereunder to the Participant must be addressed to the Participant at the Participant’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address. Any notice shall be deemed to have been duly given on personal delivery or three (3) days after being sent in a properly sealed envelope, addressed as set forth above, and deposited (with first class postage prepaid) in the United States mail.
8. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof and shall supersede any other agreements, representations or understandings (whether oral or written and whether express or implied, and including, without limitation, any employment agreement between the Participant and the Company or any of its Affiliates whether previously entered into, currently effective or entered into in the future that includes terms and conditions regarding equity awards) which relate to the subject matter hereof.
9. Waiver. No waiver of any breach or condition of this Agreement shall be deemed a waiver of any other or subsequent breach or condition whether of like or different nature.
10. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Performance Share Units pursuant to this Agreement.
11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

Exhibit 10.35

12. Governing Law. The parties hereto agree that the validity, construction and interpretation of this Agreement shall be governed by the laws of the state of Nevada.
13. Arbitration. Except as otherwise provided in Exhibit B to this Agreement (which constitutes a material provision of this Agreement), disputes relating to this Agreement shall be resolved by arbitration pursuant to Exhibit B hereto.
14. Clawback Policy. By accepting this award the Participant hereby agrees that this award and any other compensation paid or payable to the Participant is subject to Company’s Policy on Recovery of Incentive Compensation in Event of Financial Restatement (or any successor policy) as in effect from time to time, and that this award shall be considered incentive compensation for purposes of such policy. In addition, the Participant agrees that such policy may be amended from time to time by the Board in a manner designed to comply with applicable law and/or stock exchange listing requirements. The Participant also hereby agrees that the award granted hereunder and any other compensation payable to the Participant shall be subject to recovery (in whole or in part) by the Company to the minimum extent required by applicable law and/or stock exchange listing requirements.
15. Amendment. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided, that the Company may alter, modify or amend this Agreement unilaterally if such change is not materially adverse to the Participant or to cause this Agreement to comply with applicable law or avoid the imposition of any tax, interest or penalty under Section 409A.
16. Severability. The provisions of this Agreement are severable and if any portion of this Agreement is declared contrary to any law, regulation or is otherwise invalid, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.
17. Execution. Each party agrees that an electronic, facsimile or digital signature or an online acceptance or acknowledgment will be accorded the full legal force and effect of a handwritten signature under Nevada law. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
18. Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.
19. Tax Treatment; Section 409A. The Participant shall be responsible for all taxes with respect to the Performance Share Units. The terms of this Award shall be subject to Section 20.12 of the Plan (relating to Section 409A), which shall be incorporated herein by reference.
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Exhibit 10.35

Exhibit 10.35

IN WITNESS WHEREOF, the parties hereto have executed this Performance Share Units Agreement as of the date first written above.

MGM GROWTH PROPERTIES LLC

By:
Name:
Title:

PARTICIPANT

By:
Name:

[Signature Page to Performance Share Units Agreement]